UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2021

Safehold Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-38122	30-0971238
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1114 Avenue of the Americas 39th Floor New York, NY	10036
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (212) 930-9400

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	SAFE	NYSE

Item 1.01	Entry into a Material Definitive Agreement.

On March 31, 2021, Safehold Operating Partnership LP (the “Operating Partnership”) entered into an unsecured revolving loan agreement with JPMorgan Chase Bank, N.A., as Administrative Agent, and certain other financial institutions party thereto (the “Credit Agreement”) and paid off and terminated its prior secured revolving loan agreement, dated as of November 6, 2019, by and among Bank of America, N.A., as administrative agent, the other loan parties party thereto and certain other financial institutions party thereto. The Credit Agreement provides for $1 billion of revolving loan commitments with a maturity date of March 31, 2024, with two one-year extension options. The Credit Agreement also includes an accordion feature to increase the revolving commitments or add one or more tranches of term loans up to an aggregate of $1.35 billion, subject to obtaining lender commitments and the satisfaction of certain customary conditions. The Credit Agreement provides that the revolving loans will bear interest, at the Operating Partnership’s option, at the rate of (x) eurodollar rate plus an applicable margin ranging from 0.900% to 1.450% depending on the Operating Partnership’s credit rating, (y) LIBOR floating rate plus an applicable margin ranging from 0.900% to 1.450% depending on the Operating Partnership’s credit rating or (z) base rate plus an applicable margin ranging from 0.000% to 0.450% depending on the Operating Partnership’s credit rating.

Safehold Inc. (the “Company”) is required to comply with the following financial covenants under the Credit Agreement:

•	Ratio of Consolidated EBITDA to annualized fixed charges not less than 1.15:1.00; and

•	Ratio of total unencumbered assets to total unsecured debt not less than 1.33:1.00.

The Credit Agreement contains customary affirmative and negative covenants that, among other things, limit the Operating Partnership’s ability to (or permit certain subsidiaries to), subject to various exceptions and limitations, pay dividends and enter into certain transactions. A breach of such covenants or any other event of default would entitle the administrative agent to accelerate the Operating Partnership’s debt obligations.

Pursuant to the Credit Agreement, the Company gave a guaranty pursuant to which it has absolutely and unconditionally guaranteed the payment and performance of the obligations of the Operating Partnership under the Credit Agreement as and when due and payable.

The foregoing summary of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth in Item 1.01 is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 10.1          Credit Agreement, dated as of March 31, 2021, among Safehold Inc., as guarantor, Safehold Operating Partnership LP, as borrower, JPMorgan Chase Bank, N.A., as administrative agent, the lenders, agents and arrangers party thereto and JPMorgan Chase Bank, N.A., Bank of America, N.A., and Goldman Sachs Bank USA, as letter of credit issuers.

Exhibit 104          Cover Page Interactive File (the cover page tags are embedded with the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Safehold Inc.

Date:	March 31 , 2021	By:	/s/ JEREMY FOX-GEEN
Jeremy Fox-Geen Chief Financial Officer